Exhibit 99.02
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

ELAPRASE™ (idursulfase) receives positive opinion in Europe

First therapy for Hunter syndrome patients on target for launch early in 2007

Basingstoke, UK and Philadelphia, US – 19 October 2006 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) today reported that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) issued a positive opinion recommending approval of ELAPRASE for the long-term treatment of patients with Hunter syndrome (Mucopolysaccharidosis II). The EU Marketing Authorisation is expected early in 2007 and will result in unified labelling that will be valid in the current EU 25 member states as well as in Iceland and Norway.

Hunter syndrome is a very rare, life threatening genetic condition that affects mostly males and results from the absence or deficiency of the lysosomal enzyme iduronate-2-sulfatase. Without this enzyme, cellular waste products accumulate in tissues and organs, which then begin to malfunction. Life expectancy for people with the severe form of the disease is commonly 10 to 20 years.

ELAPRASE was approved earlier this year in the USA by the Food & Drug Administration (FDA) and early access has been granted to patients with Hunter syndrome in a number of European countries including Italy, Germany, Spain, France, Sweden, Denmark and Norway. Demand from patients’ families and healthcare providers has been high and as of the 19th October 2006, 58 patients have already been infused with the treatment in these countries.

The product, which is delivered via weekly infusions, replaces the missing enzyme that Hunter syndrome patients fail to produce in sufficient quantities. The data supporting the licence application have come from the single largest, longest and most comprehensive pivotal (Phase II/III) study of any lysosomal storage disease (LSD) to date.

"The CHMP recommendation is a positive step towards the approval of the use of idursulfase in Europe”, said Dr Ed Wraith, Consultant Paediatrician at Manchester Children’s Hospital and a specialist in Mucopolysaccharidosis (MPS) disorders. “When

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licensed, this therapy will provide physicians with the first and only treatment for Hunter syndrome since it was first recognised over 100 years ago.”

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About ELAPRASE
ELAPRASE is a purified form of the lysosomal enzyme iduronate-2-sulfatase and is produced by recombinant DNA technology in a human cell line.

About Hunter Outcome Survey
Shire is actively tracking health data among individuals affected by Hunter syndrome as part of the company’s long-term outcome survey, called the Hunter Outcome Survey (HOS). HOS is designed to support the gathering, analysis, reporting and sharing of data from around the world about Hunter syndrome. Shire believes that the inclusion of all people affected by Hunter syndrome and the analysis and dissemination of this information will allow for further understanding of Hunter syndrome and disease education on a global scale.

About Hunter Syndrome
Hunter syndrome (MPS II) is a serious genetic disorder mainly affecting males. People with this condition are lacking an enzyme (iduronate sulfatase), which breaks down mucopolysaccharides (long chains of sugar molecule used in the building of connective tissues in the body), also known as glycosaminoglycans or GAG. The incompletely broken down GAG remains in cells throughout the body causing progressive damage.

Babies may show little sign of the disease but, as more and more cells become damaged, symptoms start to appear. Physical manifestations for some people with Hunter syndrome may include distinct facial features, a large head and an enlarged abdomen. People with Hunter syndrome may also experience hearing loss, thickening of the heart valves leading to a decline in cardiac function, obstructive airway disease, sleep apnoea, and enlargement of the liver and spleen. In some cases, central nervous system involvement leads to progressive neurological decline. Life expectancy for people with the severe form of this syndrome is commonly 10 to 20 years.

Shire estimates that there are approximately 2,000 patients worldwide afflicted with Hunter Syndrome in countries where reimbursement may be possible.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

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Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

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